Exhibit 10.1

THIRD AMENDMENT TO CREDIT AGREEMENT
THIS THIRD AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of May 20, 2021 by and among The Andersons Marathon Holdings LLC, a Delaware limited liability company (the “Borrower”), the Lenders signatory hereto, and CoBank, ACB, a federally chartered instrumentality of the United States, in its capacity as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).
The Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and the Administrative Agent are parties to that certain Credit Agreement dated as of October 1, 2019, as amended by that certain First Amendment to Credit Agreement dated December 13, 2019 and that certain Second Amendment to Credit Agreement dated July 17, 2020 (as so amended and as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). As used in these recitals, capitalized terms defined in the Credit Agreement and used but not defined herein shall have the meanings given them in the Credit Agreement.
The Borrower has requested that the Administrative Agent and the Lenders agree to amend certain terms and provisions of the Credit Agreement, and the Administrative Agent and the Lenders are willing to grant such request on the terms and subject to the conditions set forth herein.
ACCORDINGLY, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
Section 1.    Definitions. As used herein, capitalized terms defined in the Credit Agreement and not otherwise defined herein shall have the meanings given them in the Credit Agreement.
Section 2.    Amendments to the Credit Agreement. Effective as of December 31, 2020, The following definition in Section 1.1 of the Credit Agreement is hereby amended and restated as follows:
“Pricing Grid” means the table and text set forth below:

Level	Consolidated EBITDA	Unused Commitment Fee Rate	Letter of Credit Fee Rate	Applicable Margin for Floating Rate Loans and LIBOR Rate Loans	Applicable Margin for ABR Loans
I	≥ $100,000,000	0.50%	2.50%	2.50%	1.50%
II	≥ $50,000,000 and < $100,000,000	0.50%	2.75%	2.75%	1.75%
III	< $50,000,000	0.50%	3.00%	3.00%	2.00%
For purposes of determining the Applicable Margin, the Unused Commitment Fee Rate and the Letter of Credit Fee Rate:
(a)    Until receipt of the Compliance Certificate accompanying the Borrower’s audited financial statements for the measurement period ending December 31, 2021, the Applicable

Margin, the Unused Commitment Fee Rate and the Letter of Credit Fee Rate shall be set at Level II.
(b)    The Applicable Margin, the Unused Commitment Fee Rate and the Letter of Credit Fee Rate shall be recomputed as of December 31, 2021 and the end of each fiscal year of the Borrower thereafter based on Consolidated EBITDA as of such fiscal year end as reported in the Borrower’s audited financial statements delivered pursuant to Section 6.1(b). Any increase or decrease in the Applicable Margin, the Unused Commitment Fee Rate or the Letter of Credit Fee Rate computed as of a fiscal year end shall be effective no later than 5 Business Days following the date on which the Compliance Certificate evidencing such computation is due to be delivered under Section 6.1(c). If a Compliance Certificate is not delivered when due in accordance with such Section 6.1(c), then the rates in Level III shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.
(c)    If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) Consolidated EBITDA as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of Consolidated EBITDA would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law, automatically and without further action by the Administrative Agent, any Lender or the Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. Neither this clause (c) nor the foregoing clause (b) shall limit the rights of the Administrative Agent, any Lender or the Issuing Lender, as the case may be, under Section 2.8, Section 3.5, Section VIII, or any other provision of any Loan Document, other agreement or applicable Law.
(d)    Upon the occurrence of any Event of Default, the rates in Level III shall apply and shall remain in effect until the date on which such Event of Default is cured or waived.
Section 3.    Further Amendments to the Credit Agreement. Effective as of the date hereof, the Credit Agreement is hereby amended as follows:
(a)    Amendments to Section 1.1 of the Credit Agreement (Certain Definitions). The following definitions in Section 1.1 of the Credit Agreement are hereby added or amended and restated, as the case may be:
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.8(d).
“Benchmark” means, initially, the LIBOR Rate; provided that if a Benchmark Transition Event, an Early Opt-in Election or a Term SOFR Transition Event, as

applicable, and its related Benchmark Replacement Date have occurred, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.8(a).
“Benchmark Replacement” means,
(a)    with respect to any Benchmark Transition Event, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(i)    the sum of: (A) Term SOFR and (B) the related Benchmark Replacement Adjustment;
(ii)    the sum of: (A) Daily Simple SOFR and (B) the related Benchmark Replacement Adjustment;
(iii)    the sum of: (A) the alternate benchmark rate that has been selected by the Administrative Agent (so long as the Administrative Agent has not received by 3:00 p.m. (Denver, Colorado time) on the fifth (5th) Business Day after the date notice of such selection is provided to the Borrower written notice of objection from the Borrower (which written notice will specify the reasons for the objection)) or by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (I) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (II) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment;
provided that, in the case of clause (a)(i), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (a)(i), (a)(ii) or (a)(iii) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents; or
(b)    with respect to any Term SOFR Transition Event, upon delivery of a Term SOFR Notice and the occurrence of the applicable Benchmark Replacement Date, the sum of (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment as set forth in clause (a)(i) of this definition. If the Benchmark Replacement as determined pursuant to this clause (b) would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:
(a)    for purposes of clauses (a)(i) and (a)(ii) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:
(i)    the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;
(ii)    the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and
(b)    for purposes of clause (a)(iii) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, that has been selected by the Administrative Agent (so long as the Administrative Agent has not received by 3:00 p.m. (Denver, Colorado time) on the fifth (5th) Business Day after the date notice of such selection is provided to the Borrower written notice of objection from the Borrower (which written notice will specify the reasons for the objection)) or by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar- denominated syndicated credit facilities;
provided that, in the case of clause (a) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;
(c)    in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 3:00 p.m. (Denver, Colorado time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders of each Class (which written notice will specify the provisions of such notice of Early Opt-In Election to which such Lender objects); or
(d)    in the case of a Term SOFR Transition Event, the date that is 30 days (or such later date as the Administrative Agent may specify in the Term SOFR Notice) after the date the Term SOFR Notice is provided by the Administrative Agent to the Lenders and the Borrower pursuant to Section 3.8(a)(ii).
For the avoidance of doubt, (x) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (y) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of the definition of “Benchmark Replacement Date” has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.8, and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.8.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“Early Opt-in Election” means, if the then-current Benchmark is the LIBOR Rate, the occurrence of the election by the Administrative Agent (in accordance with any evolving or then-prevailing market conventions) to trigger a fallback from the LIBOR Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.
“Floor” means the benchmark rate floor, if any, provided in this Agreement immediately prior to the Benchmark Replacement Date with respect to the then-current Benchmark; provided that, if no such benchmark rate floor is provided in this Agreement, the “Floor” shall be zero.
“Interest Period” means the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Revolving Term Advances or Term Advances bear interest under the LIBOR Rate Option. Subject to the last sentence of this definition, such period shall be one, three, six or, to the extent made available by all Lenders, twelve months. Such Interest Period shall commence on the effective date of such LIBOR Rate Loan, which shall be (i) the Borrowing Date if the Borrower is requesting new Loans, or (ii) the date of renewal of or conversion to a LIBOR Rate Loan if the Borrower is renewing or converting an existing Loan. Notwithstanding the second sentence hereof: (a) any Interest Period that would otherwise end on a date that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Maturity Date and (c) if any Interest Period begins on the last Business Day of a month or on a day of a month for which there is no numerically corresponding day in the month in which such Interest Period is to end, such Interest Period shall be deemed to end on the last Business Day of the final month of such Interest Period.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“LIBOR Rate” means, with respect to any Interest Period, a rate of interest (rounded upward to the next whole multiple of 1/100th of one percent) reported by

Bloomberg Information Services (or on any successor or substitute service providing rate quotations comparable to those currently provided by such service, as determined by the Administrative Agent from time to time, for the purpose of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period; provided that (a) if such rate (as determined without giving effect to this sentence) shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement, and (b) in the event the Administrative Agent is not able to determine the LIBOR Rate using such methodology for any reason other than a Benchmark Transition Event, then “LIBOR Rate” shall mean the rate determined in accordance with Section 3.4 of this Agreement.
“Reference Time” with respect to any setting of the then-current Benchmark means (a) if such Benchmark is the LIBOR Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (b) if such Benchmark is not the LIBOR Rate, the time determined by the Administrative Agent in its reasonable discretion.
“Relevant Governmental Body” means the Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board or the Federal Reserve Bank of New York, or any successor thereto.
“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.
“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent, and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement in accordance with Section 3.8 that is not Term SOFR.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Weekly Reset LIBO Rate” means the Adjusted LIBOR Rate for an Interest Period of one month, determined by the Administrative Agent as of approximately 11:00 a.m. (London, England time) on the first Business Day of each calendar week, rather than in accordance with the timing set forth in the definition of LIBOR Rate. The rate shall be reset automatically, without the necessity of notice being provided to the Borrower or any other party, on the first Business Day of each succeeding calendar week, and each change in the rate shall be applicable to all balances subject to this option. Notwithstanding the foregoing, (a) if such rate (as determined without giving effect to this sentence) shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement and (b) in the event the Administrative Agent is not able to determine the Weekly Reset LIBO Rate (or any component thereof) using such methodology for any reason other than a Benchmark Transition Event, then “Weekly Reset LIBO Rate” shall mean the rate determined in accordance with Section 3.4 of this Agreement.
(b)    Amendment to Section 1.8 of the Credit Agreement (Administration of Rates). Section 1.8 of the Credit Agreement is amended and restated in its entirety to read as follows:
“1.8    [Reserved].”
(c)    Amendment to Section 3.4 of the Credit Agreement (LIBOR Rate Option Unavailable). Section 3.4 of the Credit Agreement is amended and restated in its entirety to read as follows:
“3.4    LIBOR Rate Option Unavailable. Provided that no Benchmark Transition Event shall have occurred at such time, if at any time the Administrative Agent shall have determined or been instructed by the Required Lenders that (a) adequate means do not exist for adequately and fairly determining the cost to the Lenders of making or maintaining LIBOR Rate Loans or Floating Rate Loans or calculating the same, or (b) the LIBOR Rate or the Adjusted LIBOR Rate will not adequately and fairly reflect the cost to the Lenders of making or maintaining LIBOR Rate Loans or Floating Rate Loans, then, upon notice from the Administrative Agent to the Borrower and the Lenders, the obligations of all Lenders under Sections 2.4 and 2.5 to make or continue any Loans as, or to convert any Loans into, LIBOR Rate Loans or Floating Rate Loans shall forthwith be suspended and, upon the expiration of the applicable Interest Period (or immediately, if the foregoing is in contravention of applicable Law), the affected Loans shall automatically begin bearing interest at the ABR Rate Option until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.”
(d)    Amendment to Article III of the Credit Agreement (Benchmark Replacement Setting). Article III of the Credit Agreement is amended by inserting the following new Section 3.8 to the end thereof to read as follows:
“3.8    Benchmark Replacement Setting.
(a)    Benchmark Replacement.

(i)    Notwithstanding anything to the contrary herein or in any other Loan Document (and, for the avoidance of doubt, any Secured Bank Product or Hedge Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 3.8), if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a)(i) or (a)(ii) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (a)(iii) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 3:00 p.m. (Denver, Colorado time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from the Required Lenders of each Class (which written notice will specify the provisions of such amendment to which such the Required Lenders object); provided, that, with respect to any proposed amendment containing any SOFR-based Benchmark Replacement, the Required Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein.
(ii)    Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this Section 3.8(a)(ii), if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this Section 3.8(a)(ii) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice.
(b)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other

Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, an Early Opt-in Election, or a Term SOFR Transition Event, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.8(d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.8, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.8.
(d)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) any conversion or continuation notice requesting the conversion or continuation of any Borrowing at the then-current Benchmark shall be ineffective and on the proposed date of such conversation or continuation the applicable Borrowing shall be converted or continued, as applicable, as a Borrowing at the ABR Rate Option and (ii) if any Loan Request requests a Borrowing at the LIBOR Rate

Option (or the then-current Benchmark), such Borrowing shall be made as a Borrowing at the ABR Rate Option. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Alternate Base Rate.”
(e)    Amendment to Article X of the Credit Agreement (Rates Disclaimer). Article X of the Credit Agreement is amended by inserting the following new Section 10.16 to the end thereof to read as follows:
“10.16    Rates Disclaimer. The Administrative Agent does not warrant or accept responsibility for, and each of the parties to this Agreement hereby acknowledges and agrees (for the benefit of the Administrative Agent) that the Administrative Agent shall not have any liability with respect to, (a) the administration of, submission of, calculation of or any other matter related to rates in the definition of “LIBOR Rate”, “Weekly Reset LIBO Rate” or “Adjusted LIBOR Rate”, “Term SOFR”, “Daily Simple SOFR”, or any other SOFR-based Replacement Rate, any component definition thereof or rates referenced in the definition thereof or any alternative, comparable or successor rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, comparable or successor rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, any other Benchmark, (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes, or (c) any potential non-compliance with applicable Laws (including, without limitation, to the extent applicable, the Regulation (EU) 2016/1011 of the European Parliament and of the Council, as amended) in the methodology for calculating the LIBOR Rate or the Weekly Reset LIBO Rate, each as set forth in the definition thereof.”
Section 4.    No Waiver; No Other Changes. The execution of this Amendment or any documents, agreements and certificates contemplated hereunder shall not be deemed to be a waiver of any Default or Event of Default or any other breach, default or event of default under any Loan Document or other document held by the Administrative Agent or any Lender, whether or not known to the Administrative Agent or any Lender and whether or not existing on the date of this Amendment. Except as expressly set forth herein, all terms of the Credit Agreement and each of the other Loan Documents remain in full force and effect.
Section 5.    References. All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby, and any and all references in any other Loan Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.
Section 6.    Representations and Warranties. The Borrower hereby represents and warrants to the Administrative Agent and the Secured Parties as follows:
(a)    The Borrower has the full power to enter into, execute, deliver and carry out this Amendment and the other documents delivered hereunder to which it is a party (the “Amendment Documents”) and to perform its obligations under the Amendment Documents to which it is a party and the Credit Agreement as amended hereby, and all such actions have been duly authorized by all necessary proceedings on its part. Each of the Amendment Documents (i) has been duly and validly executed and delivered by the Borrower and (ii) constitutes legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with its terms.
(b)    Neither the execution and delivery of the Amendment Documents nor the consummation of the transactions herein or therein contemplated nor compliance with the terms and provisions hereof or thereof by any of them or by the Credit Agreement as amended hereby will (i) conflict with or constitute a material default under (x) the terms and conditions of the Organizational Documents of the Borrower, (y) any Material Agreement to which the Borrower is a party or by which it is bound or to which it is subject, (z) any applicable Law or any order, writ, judgment, injunction or decree to the Borrower is a party or by which it is bound or to which it or its properties is subject, or (ii) result in the creation or enforcement of any Lien, charge or encumbrance upon any property (now or hereafter acquired) of the Borrower (other than Liens granted under the Loan Documents).
(c)    All of the representations and warranties contained in the Loan Documents, including without limitation in Article V of the Credit Agreement, are correct in all material respects on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties are correct in all material respects as of such date; provided that any representation or warranty that is qualified by materiality or Material Adverse Change is correct in all respects as though made on and as of the applicable date.
(d)    No event has occurred and is continuing, or would result from the execution and delivery of the Amendment Documents, which constitutes a Default or an Event of Default.
Section 7.    Effectiveness. The amendments set forth in Sections 2 and 3 shall be effective only if the Administrative Agent has received, on or before the date of this Amendment, each of the following, each in form and substance acceptable to the Administrative Agent in its sole discretion:
(a)    this Amendment, duly executed by the parties hereto;
(b)    a certificate of the secretary or other appropriate officer of the Borrower certifying that (i) the execution, delivery and performance of the Amendment Documents were duly approved by all necessary action of the Governing Board of the Borrower, and attaching true and correct copies of the applicable resolutions granting such approval; (ii) the Organizational Documents of the Borrower, which were certified and delivered to the Administrative Agent by the Borrower pursuant to the Certificate of Secretary of the Borrower, executed by The Andersons, Inc., as manager of the Borrower, dated as of October 1, 2019 (the “October 2019 Certificate”), continue in full force and effect and have not been amended or otherwise modified except as set forth in the certificate to be delivered as of the date hereof; and (iii) except as certified therein, the officers and agents of the Borrower who have been certified to the Administrative Agent pursuant to the October 2019 Certificate and the Certificate of Secretary of the Borrower, executed by The Andersons, Inc., as manager of the Borrower, dated July 17, 2020, as being authorized to sign and to act on behalf of the Borrower continue to be so authorized or setting forth the sample signatures of each of the officers and agents of the Borrower authorized to execute and deliver this Amendment and all other documents, agreements and certificates on behalf of the Borrower;
(c)    payment in immediately available funds of all fees and expenses due and payable pursuant to Section 9 hereof to the extent invoiced on or prior to the date hereof.

Section 8.    Release of the Administrative Agent and the Secured Parties. The Borrower hereby absolutely and unconditionally releases and forever discharges the Administrative Agent and the other Secured Parties, and any and all participants, Related Parties, successors and assigns thereof, together with all of the present and former Directors, officers, employees, agents, attorneys of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against any such Person for or by reason of any act, omission, matter, cause or thing whatsoever occurring or arising prior to the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown, in each case to the extent arising in connection with any of the Loan Documents.
Section 9.    Costs and Expenses. The Borrower hereby reaffirms its agreement under Section 11.3 of the Credit Agreement to pay or reimburse the Administrative Agent on demand for all reasonable out-of-pocket expenses paid or incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and each other agent of the Administrative Agent), in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and the other documents, agreements and certificates contemplated hereunder (whether or not the transactions contemplated hereby or thereby shall be consummated).
Section 10.    Miscellaneous. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York. This Amendment, together with the Credit Agreement as amended hereby and the other Loan Documents, comprises the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to such subject matter, superseding all prior oral or written understandings. Any provision of this Amendment which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or by e-mail transmission of a PDF or similar copy shall be equally as effective as delivery of a manually executed counterpart of this Amendment. Any party delivering an executed counterpart signature page by facsimile or by e-mail transmission shall also deliver a manually executed counterpart, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability or binding effect of this Amendment.
Signature pages follow.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their duly authorized officers as of the day and year first above written.

THE ANDERSONS MARATHON HOLDINGS LLC, as Borrower

By:
Name: Brian K. Walz
Title: Vice President & Treasurer of The Andersons, Inc.

Signature Page to Third Amendment to Credit Agreement

COBANK, ACB, as Administrative Agent and Issuing Lender

By:
Name:
Title:

Signature Page to Third Amendment to Credit Agreement

COBANK, FCB, as a Lender

By:
Name:
Title:

Signature Page to Third Amendment to Credit Agreement

FARM CREDIT MID-AMERICA, PCA, as a Lender

By:
Name:
Title:

Signature Page to Third Amendment to Credit Agreement

METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation, as a Lender

By:    MetLife Investment Management, LLC, a Delaware limited liability company, its investment manager

By:
Name:
Title:

Signature Page to Third Amendment to Credit Agreement

BANK OF THE WEST, as a Lender

By:
Name:
Title:

Signature Page to Third Amendment to Credit Agreement

CONSENT OF VOTING PARTICIPANTS

FARM CREDIT EAST, ACA, as a Voting Participant By: __________________________________ Name: ________________________________ Title: _________________________________	FARM CREDIT SERVICES OF AMERICA, FLCA, as a Voting Participant By: __________________________________ Name: ________________________________ Title: _________________________________
GREENSTONE FARM CREDIT SERVICES, FLCA, as a Voting Participant By: __________________________________ Name: ________________________________ Title: _________________________________

Signature Page to Consent of Voting Participants to
Third Amendment to Credit Agreement